Exhibit 16.1

[GOODMAN LETTERHEAD]

July 25, 2007

Securities and Exchange Commission

101 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Telos Corporation filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated July 13, 2007. We agree with the statements concerning Goodman & Company, L.L.P. in such Form 8-K.

Very truly yours,

/s/ Goodman & Company, LLP

Goodman & Company, L.L.P.